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Exhibit 5.1

SHEARMAN & STERLING LLP

July 21, 2004

CHC Helicopter Corporation
Hangar 1, St. John's Airport, P.O. Box 5188
St. John's, Newfoundland & Labrador
Canada A1C 5V5

Ladies & Gentlemen:

        We are acting as counsel to CHC Helicopter Corporation, a corporation organized under the federal laws of Canada (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), of a Registration Statement on Form F-4 (the "Registration Statement") relating to the offer to exchange (the "Exchange Offer") the Company's outstanding unregistered $250,000,000 aggregate principal amount of 7 3/8% Senior Subordinated Notes due 2014 (the "Outstanding Notes") for a like principal amount of the Company's 7 3/8% Senior Subordinated Notes due 2014 (the "Exchange Notes") that will be registered under the Securities Act, as set forth in the prospectus forming a part of the Registration Statement (the "Prospectus").

        The Exchange Notes will be issued under the indenture dated as of April 27, 2004 (the "Indenture"), among the Company, each of the Company's direct and indirect subsidiaries signatory thereto (the "Guarantors") and The Bank of New York, as Trustee.

        In that capacity, we have reviewed originals or copies of the following documents:

  (a)
  the Registration Statement,

  (b)
  the Prospectus,

  (c)
  the Indenture,

  (d)
  the Outstanding Notes and

  (e)
  the form of Exchange Notes .

The documents described in the foregoing clauses (a) through (e) are collectively referred to herein as the "Opinion Documents".

        We have also reviewed the following:

  (a)
  Originals or copies of such other corporate records of the Company, certificates of public officials and of officers of the Company and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below.

        In our review of the Opinion Documents and other documents, we have assumed:

  (a)
  the execution, delivery and performance of the Indenture and the Exchange Notes (including the guarantee thereof) have been duly authorized by all necessary corporate action on the part of the Company and each of the Guarantors, and

  (b)
  the Company and each Guarantor has duly executed and delivered the Exchange Notes and the Indenture (including the guarantee therein of the Exchange Notes).

We have not independently established the validity of the foregoing assumptions.

        "Generally Applicable Law" means the federal law of the United States of America, and the law of the State of New York (including the rules or regulations promulgated thereunder or pursuant thereto), that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the (i) the Company and each Guarantor, (ii) the Opinion Documents or (iii) the transactions governed by the Opinion Documents. Without limiting the generality of the foregoing definition of Generally Applicable Law, the term "Generally Applicable Law" does not include any law, rule or regulation that is applicable to the Company and each Guarantor, the Opinion Documents or such transactions governed by the Opinion Documents solely because such law, rule or regulation is part of a regulatory regime applicable to the specific assets or business of any party to any of the Opinion Documents or any of its affiliates.

        Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the assumptions set forth above and the qualifications set forth below, we are of the opinion that:

  1.
  Assuming due authorization, execution and delivery thereof by the Trustee, the Indenture is the legal, valid and binding obligation of the Company and the Guarantors, enforceable against the Company and the Guarantors in accordance with its terms, and

  2.
  When the Exchange Notes are exchanged for the Outstanding Notes as contemplated in the Registration Statement, and assuming the Exchange Notes have been duly authenticated and delivered by the Trustee, the Exchange Notes will constitute legal, valid and binding obligations of the Company and the Guarantors, enforceable against the Company and the Guarantors in accordance with their terms.

        Our opinions expressed above are subject to the following qualifications:

  (a)
  Our opinions in paragraphs (1) and (2) above are subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally (including without limitation all laws relating to fraudulent transfers) and (ii) possible judicial action giving effect to governmental actions or foreign laws affecting creditors' rights.

  (b)
  Our opinions in paragraphs 1 and 2 are also subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

  (c)
  Our opinions are limited to Generally Applicable Law and we do not express any opinion herein concerning any other law.

        This opinion letter is rendered to you in connection with the transactions contemplated by the Opinion Documents. This opinion letter may not be relied upon by you for any other purpose without our prior written consent.

        This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter that might affect the opinions expressed herein.

        We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the Prospectus.

                      Very truly yours,

                      /s/ SHEARMAN & STERLING LLP

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  Exhibit 5.1